Exhibit 10.3.1
EMPLOYMENT AGREEMENT
     This AGREEMENT (the “Agreement”) is made effective as of April 1, 2006 (the “Effective Date”), by and between Nextera Enterprises, Inc., a Delaware corporation (the “Company”), and Michael P. Muldowney (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:
     1. Employment. Commencing on the Effective Date, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.
     2. Capacity. During the Term (as hereinafter defined), the Executive shall serve the Company as its Chief Operating Officer and Chief Financial Officer. In such capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Company consistent with such status as may be assigned or delegated to the Executive from time to time by or under the direction and supervision of the Board of Directors or the officers of the Company as designated by the Board of Directors.
     3. Term. Subject to the provisions of Section 6, the term of employment under this Agreement (the “Term”) shall be for twelve 12 months from the Effective Date (the “Initial Term”) and shall automatically renew for periods of one (1) year commencing at the expiration of the Initial Term (the “End Date”) and on each subsequent anniversary of the End Date thereafter, unless either the Executive or the Company, acting through its Board of Directors (the “Board”), gives written notice to the other not less than thirty (30) days prior to the End Date or anniversary thereof, as applicable, of such party’s election not to extend the Term.
     4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:
(a)	Salary. During the Term, for all services rendered by the Executive under this Agreement, the Company shall pay or cause to be paid to the Executive a base salary (the “Salary”) at an annual rate of Three Hundred Ten Thousand Dollars ($) ($310,000) commencing on the Effective Date

(b)	Bonus. The Executive will be eligible for a discretionary bonus targeted to be 50% of Salary upon achievement of goals set by the Board of Directors.

(c)	Vacation. The Executive’s vacation entitlement shall be in accordance with the Company’s vacation policy in existence from time to time.

(d)	Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and Benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this

Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     (e) Exclusivity of Salary and Benefits. Except for a car allowance which Executive is presently receiving and shall continue to receive during the term hereof, the Executive shall not be entitled to any payments or benefits other than those provided under this Agreement (other than customary business expense reimbursements submitted and approved in accordance with Company policy).
     5. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board, devote substantially all of the Executive’s business time, and use the Executive’s best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity; provided that nothing in this Agreement shall be construed as preventing the Executive from:
     (a) investing the Executive’s assets in any company or other entity in a manner not prohibited by the Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement (the “Non-Compete Agreement”) referred to in Section 7(a) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or
     (b) engaging in religious, charitable or other community or non-profit activities that do not materially impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.
     6. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.
     (a) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board and written notice to the Executive. Only the following shall constitute “Cause” for such termination:
     (i) material dishonest statements or acts of the Executive with respect to the Company or any affiliate of the Company;
     (ii) commission by the Executive of, or entry by the Executive of a guilty or no contest plea to, (x) a felony or (y) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or
     (iii) A willful violation by Executive of a federal or state law, rule or regulation applicable to the business of the Company of a type and kind that is materially adverse to the Company; or
     (iv) willful and material breach of this Agreement or the Non-Compete Agreement by the Executive, consistent unsatisfactory performance, gross negligence, habitual neglect of duties, willful misconduct or willful failure or refusal of the Executive to comply with explicit directions of the Board, which directions are consistent with Section 2 of this Agreement, in each instance after fifteen (15) days written notice and an opportunity to cure.
In making any determination under this Section 6(a), the Board shall act fairly and in good faith and shall give the Executive an opportunity to appear and be heard at a meeting of the Board or the compensation committee of the Board, which meeting may be held telephonically at the request of either the Company or the Executive, and present evidence on the Executive’s behalf.
     (b) Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive by written notice to the Company at least sixty (60) days prior to such termination.
     (c) Termination by the Company Without Cause or by the Executive with Good Reason. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive’s employment under this Agreement may be terminated by the Company without Cause upon written notice to the Executive by a vote of the Board or by the Executive with Good Reason upon written notice to the Board. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following circumstances:
     (i) the assignment to the Executive of any duties substantially inconsistent with and inferior to the position of Chief Operating Officer and Chief Financial Officer of the Company or a significant adverse alteration in the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment hereunder;
     (ii) the Company’s reduction of the Executive’s Salary as in effect on the Effective Date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company;
     (iii) except with respect to an across-the-board benefit plan reduction or elimination similarly affecting all management personnel of the Company, the Company’s failure to continue in effect any material compensation or benefit plan in which the Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants; or

     (iv) the Company-required relocation of the Executive’s residence; provided; however, Executive acknowledges that he may be required to spend a substantial amount of time traveling on Company business. The Company shall pay for all of Executive’s reasonable travel and living expenses associated with such travel from the Boston metropolitan area;
     (v) the Company’s failure to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment or deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;
     (vi) except with respect to an across-the-board benefit plan reduction or elimination similarly affecting all management personnel of the Company, the Company’s failure to continue to provide the Executive with benefits substantially similar to those currently enjoyed by the Executive under any of the Company’s life insurance, medical, health and accident, or disability plans in which the Executive participates, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy; or
     (vii) in the event the Company engages in a merger or other business combination or a sale of all or substantially all of its assets, the failure of any successor to the Company to expressly assume the obligations of the Company under this Agreement.
     (d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Company pursuant to Section 6(c) or the Company’s failure to renew this Agreement as contemplated by Section 6(g), subject to the Executive’s continuing compliance with his obligations under the Non-Compete Agreement (other than those under the Section entitled “Non-Compete/Exclusivity”), the Company shall provide to the Executive the following termination benefits (“Termination Benefits”):
     (i) continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a);
     (ii) a bonus for the year in which the termination occurs pro rata for the period of service in such year, based upon fifty percent (50%) of the bonus amount, if any, paid to the Executive pursuant to Section 4(b) for the year preceding the year in which the termination of employment occurs;
     (iii) continuation of all Benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as

“COBRA”), with the cost of the regular premium for such Benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination;
     (iv) the Termination Benefits set forth in (i), (ii), and (iii) above shall continue effective until the later of (x) the expiration of the Initial Term or (y) six (6) months from the date of the termination of the Executive’s employment, and will include such payments for accrued vacation pay and any similar items required by law. In the event Executive agrees to make himself available to consult with the Company during said six month period, Executive shall not be deemed to be terminated until the end of said six month period, whether or not the Company actually consults with Executive during said period. Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(d)(iii) ceases;
     (v) (A) Any options exercisable for Class A Common Stock granted to the Executive prior to the Effective date which are not vested at the time of said termination shall be deemed to have vested to the full extent of such remaining unvested options; and (B) any options exercisable for Class A Common Stock granted to the Executive on or after the Effective Date which are not vested at the time of said termination shall be deemed to have vested to the full extent of such remaining unvested portion; provided, that in the event said termination of the Executive’s employment with the Company is pursuant to Section 6(c)(iv) as a result of Executive electing not to move to California, after being requested to do so by the Company, none of said options that are not then vested shall vest other than as provided in the applicable Option Agreement.
     (vi) Executive will be released from the restrictions and covenants contained within the section entitled “Non-Compete/Exclusivity” under the Non-Compete Agreement executed by Executive, and upon termination of the payment of the Termination Benefits set forth in (i), (ii), and (iii) above, Executive will be released from the restrictions and covenants contained within the section entitled “Non-Solicitation” under the Non-Compete Agreement executed by Executive; provided, however, that at Executive’s option upon prior written notice to the Company, Executive shall be released from the restrictions and covenants contained within the section entitled “Non-Solicitation” under the Non-Compete Agreement executed by Executive, and the Company shall have no further liability or obligation for the payment of any remaining Termination Benefits under Sections 6(d)(i), 6(d)(ii) and 6(d)(iii) from and after the date of such notice, which Termination Benefits shall be forfeited by Executive; and
     (vii) In addition to the foregoing, in the event of the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to payment of any accrued and unpaid Benefits for which the Executive may otherwise be vested or entitled in accordance with the terms of the applicable plans governing such Benefits and to payment for reimbursable expenses under applicable Company policy within thirty (30) days of termination.
     (e) Disability. At the election of the Company, this Agreement shall terminate on such date as may be selected by the Company after the Executive shall have failed to render and perform the services required of him under this Agreement during any period of 90 days within any 120 day period during the Term because of physical or mental disability. In the event of such termination, the Company shall have no further obligation for the payment of compensation or benefits hereunder, except (i) for compensation accrued and unpaid through the termination date and (ii) the payment of any disability insurance to which the Executive may be entitled. If there should be any dispute between the parties as to the Executive’s physical or mental incapacity or disability pursuant to this Section 6(e), such question shall be settled by the opinion of an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Company and the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. The opinion of such medical doctor as to the matter in dispute shall be final and binding on the parties.
     (f) Death. In the event of termination as a result of the Executive’s death, the Company shall have no further obligation to the Executive’s representatives and heirs hereunder.
     (g) Failure to Renew Agreement. In the event the Company elects not to extend the term of this Agreement as permitted by Section 3 and the Executive’s employment is terminated, the Executive shall be entitled to the Termination Benefits described in Section 6(d). In the event that the Executive elects not to extend the Term of this Agreement as provided in Section 3 and the Executive’s employment is terminated, the Executive shall be entitled to the termination benefits described in Section 6(d)(vii).
     7. Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreements.
     (a) The Executive agrees to sign the Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement, the form of which is attached hereto as Exhibit “A” and, except as set forth in Section 6(d)(vi), to comply with such Agreement during the Term.
     (b) Litigation and Regulatory Cooperation. During the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; provided, however, that the Executive shall be permitted to give testimony and appear as a witness in any proceeding in which such testimony or appearance is required by law. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Executive also agrees to provide reasonable cooperation to the Company on matters of the type described in this Section 7(b) after termination of the Executive’s employment. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).
     (c) Remedies. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
     8. General.
     (a) Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts, the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court and the federal and state courts sitting in Massachusetts in deciding the merits of claims and defenses under federal law or any state or federal anti-discrimination law, and any awards to the Executive for violation of any anti-discrimination law shall not exceed the maximum award to which the Executive could be entitled under the applicable (or most analogous) anti-discrimination or civil rights laws. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to grant the prevailing party reasonable costs and expenses, including reasonable attorney’s fees and the costs of the arbitration. This Section 8(a) shall be specifically enforceable. Notwithstanding the foregoing, this Section 8(a) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8(a).
     (b) Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties, whether oral or written, with respect to any related subject matter.

     (c) Assignment: Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity; provided such successor is the functional equivalent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     (d) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then that court shall have the power to alter such provision to make it enforceable to the fullest extent permitted by law. The remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     (e) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     (f) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
     (g) Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
     (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
     9. Consent to Jurisdiction.
     (a) Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Massachusetts without giving effect to the conflict of laws principles of such state.

     (b) Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8(a) of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts in Boston, Massachusetts. Accordingly, with respect to any such court action, each of the Executive and the Company (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     11. Termination of Prior Employment Agreements. All prior employment agreements between the Executive and the Company or any of its subsidiaries or affiliates, including, but not limited to, the Employment Agreement dated April 15, 1997 by and between the Executive and Nextera Enterprises, LLC, and all amendments and renewals thereof, are superseded by this Agreement and are terminated and are null and void, except that the Executive shall be entitled to any accrued and unpaid salary, bonus or benefits under his prior employment agreement through the Effective Date.
     INTENDING TO BE LEGALLY BOUND by this Agreement and IN WITNESS THEREOF, the undersigned parties have executed this Agreement as of this 15th of May, 2006.

NEXTERA ENTERPRISES, INC.
By:	RICHARD V. SANDLER
Richard V. Sandler Chairman of the Board

MICHAEL P. MULDOWNEY State of Residence: Massachusetts
/s/ MICHAEL P. MULDOWNEY

EXHIBIT A
NONCOMPETE, NON-SOLICITATION, PROPRIETARY INFORMATION,
CONFIDENTIALITY AND INVENTIONS AGREEMENT
     This Agreement is made as of October ___, 2000, by and between Nextera Enterprises Inc., a Delaware corporation, and the undersigned Executive. Executive and Nextera have also entered into an Employment Agreement of even date herewith (the “Employment Agreement”). In consideration of the employment and continued employment of Executive by Nextera Enterprises, Inc., its successors, subsidiaries and affiliates (collectively, “Nextera”), the Executive agrees to certain restrictions on activities necessary to avoid conflicts of interest, ensure the exclusivity of Executive’s services and protect the goodwill, confidential information, and legitimate business interests of Nextera and its clients. To further these objectives, the Executive agrees to comply with the following provisions of this Agreement (“Agreement”) as follows:
NONCOMPETE/EXCLUSIVITY
During the period of employment by Nextera:
1.	the Executive will devote substantially all of the Executive’s business time to the business of Nextera in accordance with Section 6 of the Executive’s Employment Agreement with Nextera of even date herewith;

2.	will not engage in any business activity, current or proposed, which competes with the services or products being developed, marketed or sold by Nextera; and

3.	will not, without prior written consent of Nextera, invest in, enter into or assist any venture, enterprise, or endeavor which competes or intends to compete with Nextera, other than as a less than five percent (5%) stockholder of a publicly held company or a stockholder of a publicly held company which derives none or an immaterial portion (i.e., less than ten percent (10%)) of its revenues from services which compete with the services of Nextera.
The Executive represents that, to the best of the Executive’s knowledge, employment by Nextera will not conflict with any agreement to which the Executive is subject.
NON-SOLICITATION
1.	The Executive acknowledges that the names and details of the firms with whom the Executive’s has dealings while employed by Nextera constitute trade secrets belonging to Nextera. In order to preserve Nextera’s trade secrets, during employment with Nextera and for a period of two (2) years after termination of the Executive’s employment with Nextera for any reason, which two (2) year period or restrictions shall be reduced or eliminated as provided in the Employment Agreement in the event that Nextera terminates Executive’s employment without Cause (as defined in the Employment Agreement) or

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Executive terminates his employment for Good Reason (as defined in the Employment Agreement):
(a)	the Executive will not solicit or cause to be solicited, or aid in the solicitation of business from firms for which the Executive did work or from whom the Executive actively solicited business during the Executive’s employment with Nextera or any of its subsidiaries or affiliates; and

(b)	the Executive will not directly or indirectly contact or solicit any employee of Nextera with regard to present, future or contemplated employment opportunities on behalf of himself, or any other person, firm, corporation, governmental agency or other entity.
PROPRIETARY INFORMATION
1.	Proprietary Information refers to any information, not generally known in the relevant trade or industry, which was obtained from Nextera or any of its clients, past, present, or prospective, other than information that is or becomes known to the public or trade through no breach of this Agreement by the Executive.

2.	Proprietary Information includes, but is not limited to, the following items, whether or not labeled as such: customer lists, notes, drawings and writings; computer programs (including source and object codes), algorithms, systems, tools, spreadsheets, related documentation such as user manuals, functional and technical specifications, system descriptions, program documentation, output reports, terminal displays, and data file contents; plans, process and preparations for Nextera’s current and proposed business activities; discoveries, inventions, developments, ideas, research, engineering, designs, and products; projects and improvements made or conceived in connection with Nextera’s customer and prospective customer’s lists; and marketing and financial data of Nextera and its clients.

3.	The Executive agrees not to disclose the existence of or contents of any documents, records, discs, tapes, and other media that contain Proprietary Information, and will not copy or remove any such material from Nextera or its client’s premises, except as required by the Executive’s duties or as approved by an authorized officer of Nextera.

4.	The Executive agrees to comply with all restrictions and regulations of Nextera’s clients concerning any and all information such clients deem proprietary or confidential.

5.	The Executive agrees that any material relating to any matter within the scope of the business of Nextera, and any materials of clients of Nextera, is and shall remain the property of Nextera or such clients, as the case may be, and that upon termination of employment or at any earlier time as requested by Nextera, the

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Executive will immediately deliver such material and all copies in Executive’s possession or control to Nextera or such clients, as the case may be.
6.	Nextera may provide the Executive with equipment (portable personal computer, software, etc.) for Executive’s use in the course of employment by Nextera. The Executive acknowledges that any such equipment will remain the exclusive property of Nextera, and the Executive agrees to deliver such equipment to Nextera, as directed by Nextera, upon termination of employment for any reason, or at any time upon request of Nextera.
CONFIDENTIALITY
1.	Except in connection with the Executive’s duties for Nextera, the Executive will not use or disclose to anyone outside Nextera, and will not use any Proprietary Information or material relating to the business of Nextera, or its clients, either during or after employment by Nextera, except with the written permission of Nextera.

2.	The Executive will not disclose to Nextera, and will not induce Nextera to use any confidential information or material belonging to others where such disclosure would, to the Executive’s knowledge, violate any rights of, or any duty owing to, a third party.

3.	The Executive agrees not to discuss any information or respond to any inquiries from the press or other information agencies regarding Nextera without the express permission of Nextera, other than responding in the ordinary course of business to inquiries regarding the consulting industry generally or work done for clients of Nextera.

4.	The Executive shall be permitted to give testimony and appear as a witness in any proceeding in which such testimony or appearance is required by law, provided the Executive reasonably furnishes notice to Nextera in order to enable Nextera to seek a protective order, if applicable.
INVENTIONS
1.	The Executive agrees to disclose promptly and fully to Nextera all developments, inventions, discoveries, improvements, and proposals for new programs, systems, services, products, tools, or business endeavors which are related to any business activity by Nextera, current or proposed (collectively called “Developments”).

2.	The Executive hereby assigns to Nextera the Executive’s entire right, title, and interest in each and every work product or Development related to any business activity by Nextera, current or proposed (collectively called “Work Product”):
(a)	made, developed or conceived solely by the Executive or jointly with others during or in the course of the Executive’s employment by Nextera,

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(b)	made, developed or conceived wholly or partially as the result of any task assigned to the Executive or any work performed by the Executive for or on behalf of Nextera or its clients, and/or

(c)	made or developed with the use of Nextera facilities or equipment.
3.	The Executive agrees to grant to Nextera a right of first refusal to market on a mutually agreed royalty basis, and a perpetual non-exclusive license to use, each and every Work Product or Development made, developed or conceived by the Executive during employment by Nextera which is not covered under the preceding paragraph.

4.	During employment with Nextera, the Executive agrees to provide Nextera with copies of any manuscripts produced by the Executive relating to the business of Nextera or which refers to Nextera in any manner for approval by Nextera prior to submission for publication.

5.	The Executive does not, however, assign any Developments, if any, relating in any way to Nextera business which were made prior to employment with Nextera, which Developments, if any, are identified on Exhibit A, attached to this Agreement.
GENERAL
1.	The Executive’s obligations under this Agreement shall survive the termination of employment. The Executive understands that this Agreement does not create an obligation of Nextera or any other party to continue employment.

2.	Nextera shall have the unrestricted right to assign this Agreement to its parent company, its affiliates, and any and all successors in interest.

3.	It is agreed that Nextera may inform any person or entity subsequently employing or evidencing an intention to employ, Executive of the nature of the information Nextera asserts to be confidential, and may inform said person or entity of the existence of this Agreement, and provide to such persons or entity a copy of this Agreement.

4.	Any breach of this Agreement by the Executive may cause irreparable damage, and in the event of such a breach, Nextera shall have, in addition to any remedies at law, the right to an injunction to prevent or restrain a breach of the Executive’s obligations hereunder.

5.	Nextera’s failure to exercise any rights under this Agreement does not constitute a waiver of such right in the event of a subsequent violation of this Agreement.

6.	This Agreement shall be governed by the laws of the state of Executive’s employment.

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7.	In the event a court of competent jurisdiction shall determine that any provision in this Agreement is too restrictive in scope or duration, then that court shall have the power to alter such provision to make it enforceable to the fullest extent permitted by law. Such a determination shall not have the effect of rendering any other provision herein contained invalid.
     INTENDING TO BE LEGALLY BOUND by this Agreement and IN WITNESS THEREOF, the undersigned parties have executed this Agreement as of this ___day of October, 2000.
;

NEXTERA ENTERPRISES, INC.
By:
Its:

MICHAEL P. MULDOWNEY State of Residence: Massachusetts

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